Exhibit 99.1

MEDCLEAN TECHNOLOGIES ENTERS INTO PREFERRED STOCK AGREEMENT OF UP TO $7.5 MILLION

Socius Capital Group Agrees To Purchase Up To $7.5 Million of MedClean Preferred Stock

BETHEL, CT, December 4, 2009 /PRNewswire-FirstCall/ — MedClean Technologies, Inc. (OTC:BB: MCLN) today announced the Company has entered into a preferred stock purchase agreement with Socius Capital Group, LLC, a Delaware limited liability company,  doing business as Socius Life Sciences Capital Group, LLC. Pursuant to the Purchase Agreement, MedClean will receive up to $7.5 million in capital.

The Company agreed to sell up to 750 shares of its Series C Preferred Stock, in one or more tranches from time to time. The tranches will be sold at the Company’s sole discretion, at a purchase price of $10,000 per share, for an aggregate purchase price of up to $7.5 million. With each tranche, Socius will also receive five-year warrants to purchase that number of shares of the Company’s common stock equal to 135% of the value of preferred stock delivered in such tranche. The exercise price of such warrants will equal the closing bid price of the Company’s common stock on the date the Company provides notice of such tranche.

Pursuant to the Purchase Agreement MedClean will pay a commitment fee to Socius equal to 5% of the total commitment and will use its best efforts to file a registration statement within 30 days with the Securities and Exchange Commission for the resale of all shares of common stock issuable pursuant to the Purchase Agreement.

Scott Grisanti, the Company’s Chairman, commented, “This transaction provides MedClean with the capital required to accelerate execution of its growth and expansion strategy.  The Company has claimed the leadership role in industry through development and delivery of its MedClean On-Demand Container and Mobile solutions, which are based on significant intellectual property.  The Socius investment vehicle provides the means to expand delivery of MedClean’s solutions to a broader customer base through a variety of system acquisition options and additional distribution channels and partners.  Also, the investment will enable MedClean to accelerate development plans for new product lines that target new market segments, especially the non-hospital small quantity generator market for regulated medical waste treatment.”

David Laky, MedClean’s President and CEO commented, “The company’s environmentally friendly technology for regulated medical waste disposal and confidential document destruction represents a compelling opportunity for large and small hospitals and medical centers, particularly in light of the current administration’s health care cost-cutting focus and escalating concerns by the justice department indicating the need for alternate solutions for medical waste disposal.”

About MedClean Technologies, Inc.

MedClean Technologies, Inc. is a provider of innovative technology and services for the onsite treatment and disposal of regulated medical waste. MedClean's flagship MedClean® Series systems are fully integrated, turnkey technology solutions that enable hospitals and other healthcare providers to safely, efficiently and cost-effectively convert bio-hazardous regulated medical waste into sterile, unrecognizable material suitable for disposal as municipal solid waste. MedClean was founded in 1997 with corporate headquarters, research and development and distribution facilities located in Bethel, Connecticut. Further information on MedClean can be found at http://www.medcleantechnologies.com and in filings with the Securities and Exchange Commission found at http://www.sec.gov.

Statements about our future expectations are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. When used herein, the words "may," "will," "should," "anticipate," "believe," "appear," "intend," "plan," "expect," "estimate," "approximate," and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties inherent in our business, including those set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 24, 2009, and other filings with the SEC, and is subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Contacts:
Investor Contact:
Cameron Donahue
Hayden IR
+1(651) 653-1854